Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemomab Therapeutics Ltd.:

We consent to the use of our report dated February 20, 2023, with respect to the consolidated financial statements of Chemomab Therapeutics Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel
February 21, 2023